As filed with the Securities and Exchange Commission on August 28, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXAR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1741981
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

48720 Kato Road

Fremont, California 94538

(Address, Including Zip Code, of Principal Executive Offices)

SIPEX CORPORATION 2006 EQUITY INCENTIVE PLAN

SIPEX CORPORATION AMENDED AND RESTATED

2002 NONSTATUTORY STOCK OPTION PLAN

SIPEX CORPORATION 2000 NON-QUALIFIED STOCK OPTION PLAN

SIPEX CORPORATION 1999 STOCK PLAN

SIPEX CORPORATION 1997 STOCK OPTION PLAN

STAND-ALONE OPTION AGREEMENTS

(Full Title of the Plan)

Thomas R. Melendrez

General Counsel, Secretary, and

Executive Vice President

Exar Corporation

48720 Kato Road

Fremont, California 94538

(510) 668-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Stephen Sonne, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value per share, issuable under the Sipex Corporation 2006 Equity Incentive Plan	500,925(1) shares	$13.11(2)	$6,567,126.75(2)	$201.62(2)
Common Stock, $0.0001 par value per share, issuable under the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan	375,785(1) shares	$ 8.76(2)	$3,291,876.60(2)	$101.07(2)
Common Stock, $0.0001 par value per share, issuable under the Sipex Corporation 2000 Non-Qualified Stock Option Plan	137,103(1) shares	$ 7.66(2)	$1,050,208.98(2)	$ 32.25(2)
Common Stock, $0.0001 par value per share, issuable under the Sipex Corporation 1999 Stock Plan	347,271(1) shares	$20.01(2)	$6,948,892.71(2)	$213.31(2)
Common Stock, $0.0001 par value per share, issuable under the Sipex Corporation 1997 Stock Option Plan	245,024(1) shares	$10.50(2)	$2,572,752.00(2)	$ 78.99(2)
Common Stock, $0.0001 par value per share, issuable under Stand-Alone Option Agreements(3)	1,076,172(1) shares	$ 6.24(2)	$6,715,313.00(2)	$206.17(2)

(1)

This Registration Statement covers, in addition to the number of shares of Exar Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Sipex Corporation 2006 Equity Incentive Plan, the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan, the Sipex Corporation 2000 Non-Qualified Stock Option Plan, the Sipex Corporation 1999 Stock Plan, the Sipex Corporation 1997 Stock Option Plan and Stand-Alone Option Agreements (the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 21, 2007, as quoted on the Nasdaq Global Market as well as the weighted average exercise prices of options currently outstanding under the Plans.

(3)

966,403 of the 1,076,172 shares issuable pursuant to Stand-Alone Option Agreements are issuable pursuant to the Forms of Option Agreements filed hereto as Exhibits 4.6, 4.7, 4.8, and 4.9. Sipex Corporation has represented to the Registrant that the remaining 109,769 shares are issuable pursuant to option agreements similar in all material respects to the Form of Option Agreement for Employees filed hereto as Exhibit 4.6.

The Exhibit Index for this Registration Statement is at page 8.

EXPLANATORY NOTE

On May 7, 2007, Exar Corporation (the “Company”) and its wholly-owned subsidiary Side Acquisition Corp. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sipex Corporation (“Sipex”) pursuant to which each share of Sipex common stock was to be exchanged for 0.6679 shares of common stock of the Company (“Company Common Stock”). The transaction contemplated by the Merger Agreement was completed on August 25, 2007. As a result of the transaction, the Company assumed the Sipex Corporation 2006 Equity Incentive Plan, the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan, the Sipex Corporation 2000 Non-Qualified Stock Option Plan, the Sipex Corporation 1999 Stock Plan, the Sipex Corporation 1997 Stock Option Plan and certain Stand-Alone Option Agreements (the “Plans”) and each outstanding unvested option to purchase Sipex common stock pursuant to the Plans was converted into an option to purchase shares of the Company’s Common Stock.

The Company is filing this Registration Statement in connection with the assumption of the Plans and the options previously issued thereunder.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

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PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2007, filed with the Commission on June 12, 2007 (as amended on July 19, 2007) (Commission File No. 000-14225);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007, filed with the Commission on August 7, 2007 (Commission File No. 000-14225);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on July 17, 2007, July 19, 2007, August 1, 2007 and August 24, 2007 (Commission File No. 000-14225); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 12, 1986 (Commission File No. 000-14225), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

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Item 6.	Indemnification of Directors and Officers

The Company’s Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified person(s) as director and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

The Company has entered into agreements with certain of its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its listed enterprises, subject to certain limitations set forth in such agreements. The indemnification agreements also set forth the certain procedures that will apply in the event of a claim for indemnification thereunder. The Company has purchased an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 28, 2007.

EXAR CORPORATION

By:	/s/ Ralph Schmitt
Ralph Schmitt
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ralph Schmitt and Thomas R. Melendrez, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph Schmitt Ralph Schmitt	President and Chief Executive Officer, Director (Principal Executive Officer)	August 27, 2007

/s/ J. Scott Kamsler J. Scott Kamsler	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2007

/s/ Richard L. Leza Richard L. Leza	Chairman	August 27, 2007

/s/ Guy W. Adams Guy W. Adams	Director	August 27, 2007

/s/ Brian Hilton Brian Hilton	Director	August 27, 2007

/s/ Pierre Guilbault Pierre Guilbault	Director	August 27, 2007

/s/ John S. McFarlane John S. McFarlane	Director	August 27, 2007

/s/ Oscar Rodriguez Oscar Rodriguez	Director	August 27, 2007

/s/ Pete Rodriguez Pete Rodriguez	Director	August 27, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Sipex Corporation 2006 Equity Incentive Plan

4.2	Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan

4.3	Sipex Corporation 2000 Non-Qualified Stock Option Plan

4.4	Sipex Corporation 1999 Stock Plan

4.5	Sipex Corporation 1997 Stock Option Plan

4.6	Form of Stand-Alone Agreements for Employees

4.7	Form of Stand-Alone Stock Option Agreement for Directors

4.8	Form of Stand-Alone Stock Option Agreement for Ralph Schmitt

4.9	Form of Stand-Alone Stock Option Agreement for Clyde R. Wallin

5.1	Opinion of O’Melveny and Myers LLP (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2	Consent of O’Melveny and Myers LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures” and incorporated herein by reference).